EXHIBIT 99.1

Contact:
Wendy Watson
216-676-2000

GrafTech Reports Third Quarter 2020 Results

BROOKLYN HEIGHTS, Ohio - November 3, 2020 - GrafTech International Ltd. (NYSE: EAF) (GrafTech or the Company) today announced financial results for the quarter ended September 30, 2020, including net income of $94 million, or $0.35 per share, and Adjusted EBITDA(1) of $153 million.

"We are pleased with GrafTech's third quarter financial results while operating in a challenging environment and appreciate the ongoing commitment of our team through the COVID-19 pandemic," said David Rintoul, President and Chief Executive Officer. "We continue to work closely with our customers and are committed to helping them navigate the current market conditions."
Third Quarter Results and Key Financial Measures

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(dollars in thousands, except per share amounts)	2020	2019	2020	2019

Net sales	$286,987	$420,797	$886,351	$1,376,181
Net income	$94,234	$175,876	$309,278	$569,680
Earnings per share (2)	$0.35	$0.61	$1.15	$1.96
Adjusted EBITDA(1)	$153,105	$245,454	$483,408	$813,673
(1) A non-GAAP financial measure, see below for more information and a reconciliation of EBITDA and Adjusted EBITDA to Net income, the most directly comparable financial measure calculated and presented in accordance with GAAP.
(2) Earnings per share represents diluted earnings per share.
Net sales for the quarter ended September 30, 2020 were $287 million, compared to $421 million in the third quarter of 2019. Lower net sales reflect reduced sales volumes driven primarily by the impact of COVID-19 on steel production levels and continued customer inventory destocking.
Net income for the third quarter of 2020 was $94 million, or $0.35 per share, compared to $176 million, or $0.61 per share in the third quarter of 2019. Adjusted EBITDA was $153 million in the third quarter of 2020 compared to $245 million in the third quarter of 2019.
Cash flow from operating activities was $129 million in the third quarter of 2020, compared to $226 million in the third quarter 2019. We ended the quarter with a strong liquidity position of approximately $406 million, consisting of cash and cash equivalents of $159 million and availability of $247 million under our revolving credit facility.

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Key operating metrics

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands)	2020	2019	2020	2019
Sales volume (MT) (1)	33	40	98	130
Production volume (MT) (2)	32	40	98	136
Production capacity excluding St. Marys (MT) (3)(4)	48	48	150	150
Capacity utilization excluding St. Marys (3)(5)	67%	83%	65%	91%
Total production capacity (MT) (4)(6)	55	55	171	171
Total capacity utilization (5)(6)	58%	73%	57%	80%
(1) Sales volume reflects only graphite electrodes manufactured by GrafTech.
(2) Production volume reflects graphite electrodes we produced during the period.
(3) In the first quarter of 2018, our St. Marys facility began graphitizing a limited number of electrodes sourced from our Monterrey, Mexico facility.
(4) Production capacity reflects expected maximum production volume during the period under normal operating conditions, standard product mix and expected maintenance outage. Actual production may vary.
(5) Capacity utilization reflects production volume as a percentage of production capacity.
(6) Includes graphite electrode facilities in Calais, France; Monterrey, Mexico; Pamplona, Spain and St. Marys, Pennsylvania.

Sales volume was 33 thousand metric tons (MT) in the third quarter of 2020 and consisted of 27 thousand MT shipped under our long-term agreements (LTAs) and 6 thousand MT of spot sales. Production volume, aligned with sales volume, was 32 thousand MT in the third quarter of 2020 compared to 40 thousand MT in the same period of 2019.

COVID-19 and Operational Update
GrafTech continues to proactively manage through the COVID-19 crisis. Our executive-led COVID-19 response team meets three times per week to monitor the ongoing situation and respond as needed.
Our plants have remained operational through the current pandemic and maintained a 98% on-time delivery rate. Our global footprint gives us the flexibility to move or adjust production if needed.
We continue to focus on containing our costs and aligning production to current sales levels for the remainder of the year. We expect to meet our reduced full year capital expenditure estimate of approximately $35 million.
Commercial Update
GrafTech services customers at over 300 locations across the globe all of which have been impacted by COVID-19. We are seeing a measured recovery in the global steel markets compared to the second quarter 2020, with each region recovering at different rates, and anticipate this will have a positive influence on graphite electrode demand. In the third quarter 2020, the global (ex-China) steel market capacity utilization rate improved to over 60%1. In the U.S., the third quarter capacity utilization rate was approximately 64%2. By late October, the capacity utilization rate in the U.S. steel market approached 70%2.
The commercial team has worked diligently to achieve solid results in the current environment. Year-to-date sales volumes through the third quarter were 98 thousand MT, consisting of LTA volumes of 82 thousand MT and non-LTA volumes of 16 thousand MT.
During the third quarter, our average price from LTAs declined slightly to approximately $9,300 per MT, reflecting the impacts of product mix, LTA modifications and other adjustments. Due to favorable mix in the quarter, the average price for our non-LTA business increased slightly to approximately $5,700 per MT. However, as
1 Source: World Steel Association and Metal Expert.
2 Source: American Iron and Steel Institute.

EXHIBIT 99.1
anticipated, we believe the general spot price of graphite electrodes continued to trend lower during the third quarter.
The current market conditions are challenging for our customers, including those with LTAs, and we have some customers that are continuing to struggle to take their committed volumes. This is causing some non-performance and disputes, including a few arbitrations associated with, among other things, efforts to modify existing contracts. As such, we will continue to work to preserve our rights under the LTAs.
We are working hard with our valued customers to develop mutually beneficial solutions and have successfully negotiated LTA modifications with several of these customers during the third quarter. We are able to provide near-term relief in exchange for additional contractual commitments going forward. We expect to continue to finalize more of these beneficial negotiations in the coming months.
Capital Structure and Capital Allocation
During the third quarter we reduced our debt by approximately $150 million. After quarter end, we further reduced our debt by an additional $60 million, bringing 2020 debt reduction to $313 million through the end of October. We will continue to prioritize balance sheet flexibility and expect to use the majority of fourth quarter incremental free cash flow to reduce debt.
Outlook
For the remainder of 2020, we anticipate our full year LTA sales volumes to be above the midpoint of the expected range of 100 thousand - 115 thousand MT. We now expect our full year LTA revenue will be between $1,000 million and $1,080 million in 2020.
With the LTA modifications and ongoing customer discussions, we are able to provide estimated shipments of graphite electrodes for the final two years of the initial term under our LTAs and for the years 2023 through 2024 as follows:

	2021	2022	2023 through 2024
Estimated LTA volume(1)	98-108	95-105	35-45
Estimated LTA revenue(2)	$925-$1,025	$910-$1,010	$350-$450(3)

(1) In thousands of metric tons
(2) In millions
(3) Includes expected termination fees from a few customers that have failed to meet certain obligations under their LTAs
The environmental and economic advantages of electric arc furnace steel production positions both that industry and the graphite electrode industry for continued long-term growth.
We believe GrafTech's leadership position, strong cash flows, and advantaged low cost structure and vertical integration are sustainable competitive advantages. The services and solutions we provide will position our customers and us for a better future.
Conference Call
In conjunction with this earnings release, you are invited to listen to our earnings call being held on November 3, 2020 at 10:00 a.m. Eastern Standard Time. The webcast and accompanying slide presentation will be available at www.GrafTech.com, in the Investors section. The earnings call dial-in number is +1 (866) 521-4909 toll-free in the U.S. and Canada or +1 (647) 427-2311, conference ID: 6767702 for overseas calls. A replay of the Conference Call will be available until February 3, 2021 by dialing +1 (800) 585-8367 toll-free in the U.S. and Canada or +1 (416) 621-4642 for overseas calls, conference ID: 6767702. A replay of the webcast will also be available on our website until February 3, 2021, at www.GrafTech.com, in the Investors section. GrafTech also makes its complete financial reports that have been filed with the Securities and Exchange Commission (the "SEC") and other information available at www.GrafTech.com. The information in our website is not part of this release or any report we file or furnish to the SEC.

EXHIBIT 99.1
About GrafTech
GrafTech International Ltd. is a leading manufacturer of high-quality graphite electrode products essential to the production of electric arc furnace steel and other ferrous and non-ferrous metals. The Company has a competitive portfolio of low-cost graphite electrode manufacturing facilities, including three of the highest capacity facilities in the world. GrafTech is also the only large-scale graphite electrode producer that is substantially vertically integrated into petroleum needle coke, a key raw material for graphite electrode manufacturing. This unique position provides competitive advantages in product quality and cost.
Special note regarding Forward-Looking Statements
This news release and related discussions may contain forward-looking statements that reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward‑looking statements by the use of forward‑looking words such as “will,” “may,” “plan,” “estimate,” “project,” “believe,” “anticipate,” “expect,” “foresee”, “intend,” “should,” “would,” “could,” “target,” “goal,” “continue to,” “positioned to,” "are confident", or the negative versions of those words or other comparable words. Any forward‑looking statements contained in this news release are based upon our historical performance and on our current plans, estimates and expectations considering information currently available to us. The inclusion of this forward‑looking information should not be regarded as a representation by us that the future plans, estimates, or expectations contemplated by us will be achieved. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. These forward‑looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to: the ultimate impact that the COVID-19 pandemic has on our business, results of operations, financial condition and cash flows; the cyclical nature of our business and the selling prices of our products may lead to periods of reduced profitability and net losses in the future; the possibility that we may be unable to implement our business strategies, including our ability to secure and maintain longer-term customer contracts, in an effective manner; the risks and uncertainties associated with litigation, arbitration, and like disputes, including the recently filed stockholder litigation and disputes related to contractual commitments; the possibility that global graphite electrode overcapacity may adversely affect graphite electrode prices; pricing for graphite electrodes has historically been cyclical and the price of graphite electrodes may continue to decline in the future; the sensitivity of our business and operating results to economic conditions and the possibility others may not be able to fulfill their obligations to us in a timely fashion or at all; our dependence on the global steel industry generally and the electric arc furnace steel industry in particular; the competitiveness of the graphite electrode industry; our dependence on the supply of petroleum needle coke; our dependence on supplies of raw materials (in addition to petroleum needle coke) and energy; the possibility that our manufacturing operations are subject to hazards; changes in, or more stringent enforcement of, health, safety and environmental regulations applicable to our manufacturing operations and facilities; the legal, compliance, economic, social and political risks associated with our substantial operations in multiple countries; the possibility that fluctuation of foreign currency exchange rates could materially harm our financial results; the possibility that our results of operations could deteriorate if our manufacturing operations were substantially disrupted for an extended period, including as a result of equipment failure, climate change, regulatory issues, natural disasters, public health crises, such as the COVID-19 pandemic, political crises or other catastrophic events; our dependence on third parties for certain construction, maintenance, engineering, transportation, warehousing and logistics services; the possibility that we are unable to recruit or retain key management and plant operating personnel or successfully negotiate with the representatives of our employees, including labor unions; the possibility that we may divest or acquire businesses, which could require significant management attention or disrupt our business; the sensitivity of goodwill on our balance sheet to changes in the market; the possibility that we are subject to information technology systems failures, cybersecurity attacks, network disruptions and breaches of data security; our dependence on protecting our intellectual property; the possibility that third parties may claim that our products or processes infringe their intellectual property rights; the possibility that significant changes in our jurisdictional earnings mix or in the tax laws of those jurisdictions could adversely affect our business; the possibility that our indebtedness could limit our financial and operating activities

EXHIBIT 99.1
or that our cash flows may not be sufficient to service our indebtedness; the possibility that restrictive covenants in our financing agreements could restrict or limit our operations; the fact that borrowings under certain of our existing financing agreements subjects us to interest rate risk; the possibility of a lowering or withdrawal of the ratings assigned to our debt; the possibility that disruptions in the capital and credit markets could adversely affect our results of operations, cash flows and financial condition, or those of our customers and suppliers; the possibility that highly concentrated ownership of our common stock may prevent minority stockholders from influencing significant corporate decisions; the possibility that we may not pay cash dividends on our common stock in the future; the fact that certain of our stockholders have the right to engage or invest in the same or similar businesses as us; the possibility that the market price of our common stock could be negatively affected by sales of substantial amounts of our common stock in the public markets, including by Brookfield Asset Management Inc. and its affiliates; the fact that certain provisions of our Amended and Restated Certificate of Incorporation and our Amended and Restated By-Laws could hinder, delay or prevent a change of control; the fact that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders; and our status as a "controlled company" within the meaning of the New York Stock Exchange corporate governance standards, which allows us to qualify for exemptions from certain corporate governance requirements.
These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements, including the Risk Factors sections included in our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020 and June 30, 2020, and other filings with the SEC. The forward-looking statements made in this press release relate only to events as of the date on which the statements are made. We do not undertake any obligation to publicly update or review any forward‑looking statement, except as required by law, whether as a result of new information, future developments or otherwise.
Non‑GAAP financial measures
In addition to providing results that are determined in accordance with GAAP, we have provided certain financial measures that are not in accordance with GAAP. EBITDA and Adjusted EBITDA are non‑GAAP financial measures. We define EBITDA, a non‑GAAP financial measure, as net income or loss plus interest expense, minus interest income, plus income taxes, and depreciation and amortization. We define adjusted EBITDA as EBITDA plus any pension and other post-employment benefit ("OPEB") plan expenses, initial and follow-on public offering and related expenses, non‑cash gains or losses from foreign currency remeasurement of non‑operating assets and liabilities in our foreign subsidiaries where the functional currency is the U.S. dollar, related party Tax Receivable Agreement adjustments, stock-based compensation, and non‑cash fixed asset write‑offs. Adjusted EBITDA is the primary metric used by our management and our Board of Directors to establish budgets and operational goals for managing our business and evaluating our performance.
We monitor adjusted EBITDA as a supplement to our GAAP measures, and believe it is useful to present to investors, because we believe that it facilitates evaluation of our period‑to‑period operating performance by eliminating items that are not operational in nature, allowing comparison of our recurring core business operating results over multiple periods unaffected by differences in capital structure, capital investment cycles and fixed asset base. In addition, we believe adjusted EBITDA and similar measures are widely used by investors, securities analysts, ratings agencies, and other parties in evaluating companies in our industry as a measure of financial performance and debt‑service capabilities. We also monitor the ratio of total debt to adjusted EBITDA, because we believe it is a useful and widely used way to assess our leverage.
Our use of adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•adjusted EBITDA does not reflect our cash expenditures for capital equipment or other contractual commitments, including any capital expenditure requirements to augment or replace our capital assets;

EXHIBIT 99.1
•adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;
•adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;
•adjusted EBITDA does not reflect expenses relating to our pension and OPEB plans;
•adjusted EBITDA does not reflect the non‑cash gains or losses from foreign currency remeasurement of non‑operating assets and liabilities in our foreign subsidiaries where the functional currency is the U.S. dollar;
•adjusted EBITDA does not reflect initial and follow-on public offering and related expenses;
•adjusted EBITDA does not reflect related party Tax Receivable Agreement adjustments;
•adjusted EBITDA does not reflect stock-based compensation or the non‑cash write‑off of fixed assets; and
•other companies, including companies in our industry, may calculate EBITDA and adjusted EBITDA differently, which reduces its usefulness as a comparative measure.
In evaluating EBITDA and adjusted EBITDA, you should be aware that in the future, we will incur expenses similar to the adjustments in the reconciliation presented below. Our presentations of EBITDA and adjusted EBITDA should not be construed as suggesting that our future results will be unaffected by these expenses or any unusual or non‑recurring items. When evaluating our performance, you should consider EBITDA and adjusted EBITDA alongside other financial performance measures, including our net income and other GAAP measures.

EXHIBIT 99.1
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
Unaudited

	As of September 30, 2020	As of December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$158,841	$80,935
Accounts and notes receivable, net of allowance for doubtful accounts of $8,973 as of September 30, 2020 and $5,474 as of December 31, 2019	164,195	247,051
Inventories	299,236	313,648
Prepaid expenses and other current assets	35,299	40,946
Total current assets	657,571	682,580
Property, plant and equipment	765,822	733,417
Less: accumulated depreciation	264,304	220,397
Net property, plant and equipment	501,518	513,020
Deferred income taxes	40,767	55,217
Goodwill	171,117	171,117
Other assets	96,616	104,230
Total assets	$1,467,589	$1,526,164
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$49,056	$78,697
Short-term debt	147	141
Accrued income and other taxes	81,756	65,176
Other accrued liabilities	65,058	48,335
Related party payable - tax receivable agreement	16,115	27,857
Total current liabilities	212,132	220,206

Long-term debt	1,564,431	1,812,682
Other long-term obligations	76,403	72,562
Deferred income taxes	44,251	49,773
Related party payable - tax receivable agreement long-term	42,479	62,014
Stockholders’ equity:
Preferred stock, par value $0.01, 300,000,000 shares authorized, none issued	—	—
Common stock, par value $0.01, 3,000,000,000 shares authorized, 267,188,547 shares issued and outstanding as of September 30, 2020 and 270,485,308 as of December 31, 2019	2,672	2,705
Additional paid-in capital	757,576	765,419
Accumulated other comprehensive loss	(39,161)	(7,361)
Accumulated deficit	(1,193,194)	(1,451,836)
Total stockholders’ deficit	(472,107)	(691,073)

Total liabilities and stockholders’ equity	$1,467,589	$1,526,164

EXHIBIT 99.1

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands)
Unaudited

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
CONSOLIDATED STATEMENTS OF OPERATIONS
Net sales	$286,987	$420,797	$886,351	$1,376,181
Cost of sales	131,862	178,497	401,379	571,068
Gross profit	155,125	242,300	484,972	805,113
Research and development	650	611	2,072	1,961
Selling and administrative expenses	19,062	15,708	49,995	46,328
Operating profit	135,413	225,981	432,905	756,824

Other expense (income), net	694	(688)	(2,309)	642
Related party Tax Receivable Agreement benefit	—	—	(3,346)	—
Interest expense	22,474	31,803	69,026	98,472
Interest income	(93)	(1,765)	(1,582)	(2,910)
Income before provision for income taxes	112,338	196,631	371,116	660,620
Provision for income taxes	18,104	20,755	61,838	90,940
Net income	$94,234	$175,876	$309,278	$569,680

Basic income per common share:
Net income per share	$0.35	$0.61	$1.15	$1.96
Weighted average common shares outstanding	267,265,705	290,112,233	267,908,427	290,410,859
Diluted income per common share:
Income per share	$0.35	$0.61	$1.15	$1.96
Weighted average common shares outstanding	267,279,555	290,127,296	267,920,890	290,422,351

EXHIBIT 99.1
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
Unaudited

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
Cash flow from operating activities:
Net income	$94,234	$175,876	$309,278	$569,680
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	16,241	15,357	45,074	46,387
Related party Tax Receivable Agreement benefit	—	—	(3,346)	—
Deferred income tax provision	2,247	7,413	16,237	28,696
Non-cash interest expense	1,587	1,588	4,768	4,764
Other charges, net	2,495	6,531	2,335	17,689
Net change in working capital*	23,155	22,238	85,098	(80,311)
Change in related party Tax Receivable Agreement	—	—	(27,857)	—
Change in long-term assets and liabilities	(10,950)	(3,254)	(14,922)	(2,133)
Net cash provided by operating activities	129,009	225,749	416,665	584,772
Cash flow from investing activities:
Capital expenditures	(6,333)	(14,854)	(30,688)	(44,053)
Proceeds from the sale of assets	13	16	78	98
Net cash used in investing activities	(6,320)	(14,838)	(30,610)	(43,955)
Cash flow from financing activities:
Repurchase of common stock - non-related party	—	(9,484)	(30,099)	(9,484)
Payment of tax withholdings related to net share settlement of equity awards	—	—	(71)	—
Principal repayments on long-term debt	(149,186)	—	(249,214)	(125,000)
Dividends paid to non-related party	(948)	(5,118)	(7,553)	(15,505)
Dividends paid to related party	(1,724)	(19,502)	(20,650)	(58,507)
Net cash used in financing activities	(151,858)	(34,104)	(307,587)	(208,496)
Net change in cash and cash equivalents	(29,169)	176,807	78,468	332,321
Effect of exchange rate changes on cash and cash equivalents	354	(898)	(562)	(1,037)
Cash and cash equivalents at beginning of period	187,656	205,255	80,935	49,880
Cash and cash equivalents at end of period	$158,841	$381,164	$158,841	$381,164

* Net change in working capital due to changes in the following components:
Accounts and notes receivable, net	$19,695	$44,410	$78,408	$(20,727)
Inventories	13,295	(3,809)	10,371	(19,908)
Prepaid expenses and other current assets	(695)	2,395	5,437	5,703
Income taxes payable	(9,063)	(513)	16,032	(28,152)
Accounts payable and accruals	(59)	(19,548)	(25,078)	(17,336)
Interest payable	(18)	(697)	(72)	109
Net change in working capital	$23,155	$22,238	$85,098	$(80,311)

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NON-GAAP RECONCILIATION
(Dollars in thousands)
The following table reconciles our non-GAAP key financial measures to the most directly comparable GAAP measures:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019

Net income	$94,234	$175,876	$309,278	$569,680
Add:
Depreciation and amortization	16,241	15,357	45,074	46,387
Interest expense	22,474	31,803	69,026	98,472
Interest income	(93)	(1,765)	(1,582)	(2,910)
Income taxes	18,104	20,755	61,838	90,940
EBITDA	$150,960	$242,026	$483,634	$802,569
Adjustments:
Pension and OPEB plan expenses (1)	583	800	1,666	2,397
Initial and follow-on public offering and related expenses (2)	—	160	4	1,409
Non-cash loss (gain) on foreign currency remeasurement (3)	798	(185)	(441)	842
Stock-based compensation (4)	764	706	1,891	1,568
Non-cash fixed asset write-off (5)	—	1,947	—	4,888
Related party Tax Receivable Agreement adjustment (6)	—	—	(3,346)	—
Adjusted EBITDA	$153,105	$245,454	$483,408	$813,673
(1)    Service and interest cost of our OPEB plans. Also includes a mark-to-market loss (gain) for plan assets as of December of each year.
(2)    Legal, accounting, printing and registration fees associated with the initial and follow-on public offering and related expenses.
(3)    Non-cash gains and losses from foreign currency remeasurement of non-operating assets and liabilities of our non-U.S. subsidiaries where the functional currency is the U.S. dollar.
(4)    Non-cash expense for stock-based compensation grants.
(5)    Non-cash fixed asset write-off recorded for obsolete assets.
(6)    Non-cash expense adjustment for future payment to our sole pre-IPO stockholder for tax assets that are expected to be utilized.